                                  Exhibit D-2

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION


                                                   )
Wisconsin Electric Power Company                   )     Docket No. EC00-___-000
                                                   )


                                APPLICATION OF
                       WISCONSIN ELECTRIC POWER COMPANY
                  FOR AUTHORIZATION TO TRANSFER JURISDITIONAL
                  TRANSMISSION ASSETS PURSUANT TO SECTION 203
                           OF THE FEDERAL POWER ACT



Larry Salustro                                   Clifford S. Sikora
Vice President-Legal, Regulatory and             R. Michael Sweeney, Jr.
Government Affairs                               Troutman Sanders LLP
Wisconsin Electric Power Company                 1300 I Street, N.W.
231 West Michigan Avenue                         Suite 500 East
Milwaukee, WI 53203                              Washington, D.C. 20005-3314
(414) 221-2345 (telephone)                       (202) 274-2950 (telephone)
                                                 (202) 274-2994 (facsimile)

Dated: December 30, 1999
       Washington, D.C.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                             )
Wisconsin Electric Power Company             )     Docket No. EC00-___-000
                                             )



                                APPLICATION OF
                       WISCONSIN ELECTRIC POWER COMPANY
                  FOR AUTHORIZATION TO TRANSFER JURISDITIONAL
                  TRANSMISSION ASSETS PURSUANT TO SECTION 203
                           OF THE FEDERAL POWER ACT


I.  INTRODUCTION.

     Pursuant to Section 203 of the Federal Power Act, 16 U.S.C. (S) 824b
(1994), and Part 33 of the Commission's regulations, 18 C.F.R. (S) 33.1 et seq.
(1999), Wisconsin Electric Power Company ("WEPCO"), a Wisconsin corporation, hereby tenders this application ("Application") with the Federal Energy Regulatory Commission ("FERC" or the "Commission") for authorization of the sale or transfer of FERC-jurisdictional transmission assets ("Divestiture Transaction") to a separate transmission company to be formed in accordance with the laws of Wisconsin ("Transco"). The assets to be sold or transferred comprise the integrated, high-voltage transmission system currently owned and operated by WEPCO ("WEPCO Transmission System"). Pursuant to the Divestiture Transaction:
(1) WEPCO will divest its 100 percent equity interest in the WEPCO Transmission System through the sale or transfer of these assets to

Transco; and (2) Transco will acquire control over, and the entire equity interest in, the WEPCO Transmission System.

     Consistent with the requirements of 1999 Wisconsin Act 9 ("Reliability 2000 Legislation"), WEPCO hereby agrees that it will not withdraw the instant
               ---------------------------------------------------------
Application in the event that the Commission conditions its approval of the
---------------------------------------------------------------------------
Divestiture Transaction on changes that are consistent with federal law.  See
-----------------------------------------------------------------------
Wisconsin Stats. (S) 196.485(5)(a)(5).

     Although WEPCO is filing this request for Section 203 approval of the Divestiture Transaction in order to meet certain requirements of the Reliability 2000 Legislation,/1/ WEPCO notes that many of the specifics of the proposed Divestiture Transaction (which would ordinarily be necessary for the Commission to grant section 203 approval), have not yet been agreed upon by all stakeholders in Wisconsin. Nonetheless, WEPCO requests that the Commission accept this Section 203 application for filing now, notwithstanding the fact that the Application may require the filing of supplemental amendments or information as the details of formation of the Transco become more clear. Indeed, the Reliability 2000 Legislation was only very recently enacted on October 27, 1999, and Wisconsin stakeholders are currently in the process of implementing the transco provisions of the new law through discussions and negotiations. This legislation contemplates: (1) the formation of a single-purpose transmission company which will, at the very least, own and operate transmission grid assets located within the State of Wisconsin; (2) that the new transco will charge a single fee for use of the grid under an open access transmission tariff to be filed with this Commission; and (3) Wisconsin utilities or holding

---------------

/1/ Pursuant to Section 196.485(5)(a)(5) of the Reliability 2000 Legislation, in order to increase WEPCO's ability to expand its non-utility investments beyond currently-established limitations, WEPCO must file a petition with this Commission requesting approval of the contribution of WEPCO's transmission assets to the Transco. The instant Application meets this state law requirement.

companies, such as Wisconsin Energy Corporation, will own shares of stock in Transco proportionate to the transmission assets contributed. However, the Reliability 2000 Legislation does not specify -- and transmission owning
                                  ---
utilities and other interested parties in Wisconsin have not yet determined -- the exact form of the corporate transaction which will result in the formation of Transco, or the exact make-up and corporate form of Transco itself. Accordingly, WEPCO requests that the Commission accept this Application for filing, subject to subsequent amendments "filling in the details" of the Divestiture Transaction, as such details become available.

     Still, notwithstanding the fact that this Application does not yet contain all of the details of the Divestiture Transaction, the Commission should be assured that WEPCO does fully intend to carry out the sale or transfer of its transmission assets to a transco consistent with Wisconsin law and the Federal Power Act. Indeed, with respect to the Divestiture Transaction, and consistent with the relevant provisions of the Reliability 2000 Legislation, contemporaneously with this filing, WEPCO is today filing with the Public Service Commission of Wisconsin ("PSCW") an unconditional, irrevocable and binding commitment to: (1) contribute to a transco, no later than September 30, 2000, all of the transmission facilities that it owns or operates in Wisconsin; and (2) to cause each entity into which WEPCO merges or consolidates, or to which it transfers substantially all of its transmission assets, to contribute to a transco any transmission facility in Wisconsin the ownership or control of which it acquires after the effective date of the new law which is October 29, 1999./2/ These commitments should assure this Commission that it will indeed be reviewing the merits of a real and "live" transaction with respect to the formation

-----------------

/2/   Wisconsin Stat. (S) 196.485(5)(a)(2), (3).

of the Transco, and will not be spending its time reviewing this application in order to render a decision in the nature of an advisory opinion or declaratory ruling.

      Completion of the Divestiture Transaction is expected to occur on or before September 30, 2000. Accordingly, WEPCO hereby requests review and approval of the Divestiture Transaction under FPA Section 203 to the extent necessary to accommodate this date, as set by the Reliability 2000 Legislation. As demonstrated below, the Divestiture Transaction fully satisfies the standard set forth in Order No. 592, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, FERC Stats. & Regs. (Regulations Preambles) (P) 31,044(1996), order on reconsideration, Order No. 592-A, 79 FERC
(P) 61,321 (1997) ("Merger Policy Statement")./3/ WEPCO, therefore, respectfully requests that the Commission approve this Application without an evidentiary hearing by September 30, 2000.

      The Commission should be advised that: (1) it is intended that the Transco will transfer operation control of its transmission assets to the Midwest Transmission System Operator, Inc. ("MISO"); and (2) WEPCO has become, and will continue to be, a member of the MISO. See Midwest Independent Transmission System Operator, Inc., 84 FERC (P) 61,231, order on reconsideration, 85 FERC (P) 61,250, order on reh'g, 85 FERC (P) 61,372 (1998)("MISO Order"). On September 16, 1998, the Commission approved, as consistent with the public interest under
Section 203 of the FPA, the transfer of operational control of a substantial portion of the WEPCO Transmission System to the MISO. Pursuant to the MISO Order, MISO will assume


-------------

/3/   The Commission recently issued a Notice of Proposed Rulemaking ("NOPR")
which sets forth specific filing requirements and revisions to the Part 33 filing requirements consistent with the Merger Policy Statement. See Revised Filing Requirements Under Part 33 of the Commission's Regulations, IV FERC Stats. & Regs. (P) 32,528 (1998)("Merger Filing NOPR"). Although these proposed regulations have not gone into effect, WEPCO has attempted to conform this filing to the principles articulated in the Merger Filing NOPR to the extent practical.

control over the transmission facilities of its members' transmission systems, including portions of the WEPCO Transmission System, rated 100 kV and higher, but it will not own these facilities.

     In contrast, upon consummation of the Divestiture Transaction, Transco will acquire control over, and the entire equity interest in, the WEPCO Transmission System. Pending commencement of MISO operations in 2001, Transco will assert control over the WEPCO Transmission System. However, once MISO commences operations, Transco is legally obligated to transfer operational control over its transmission facilities to MISO.

     WEPCO clarifies that, currently, it is not intended that Transco itself
                                            ---                       ------
will necessarily meet all of the requirements of the Commission's final rule on regional transmission organizations ("RTOs"). See Order No. 2000, Regional Transmission Organizations, 89 FERC (P) 61,285 (1999). Nonetheless, WEPCO intends that, as public utilities subject to Order No. 2000, both WEPCO and Transco will meet the requirements of Order No. 2000 through membership in the MISO, and that the MISO, instead, will meet all Order No. 2000 requirements. Because the Reliability 2000 Legislation requires Transco to transfer operational control of all of its transmission facilities to MISO, the Commission may assure itself that Transco will not seek to meet the requirements of Order No. 2000 by intending to constitute itself as a RTO. Accordingly,
                                             ------
WEPCO does not believe it is necessary that the Commission condition approval of this Section 203 application on Transco itself meeting the requirements of Order
                                        ------
No. 2000.

     WEPCO notes that in Docket No. EC00-33-000, Wisconsin Power & Light Company filed a similar request to transfer its jurisdictional transmission facilities to Transco. In addition, other Wisconsin utilities including, Madison Gas and Electric Company, Wisconsin Public

Service Corporation, Northern States Power Company-Wisconsin, and Wisconsin Public Power, Inc. may soon determine that it is appropriate to transfer their jurisdiction transmission assets to Transco. WEPCO would not oppose the consolidation of these proceedings involving the transfer of transmission assets to Transco.

II.  DESCRIPTION OF APPLICANT.

     A.  Wisconsin Electric Power Company and Relevant Affiliates.

         1.  Wisconsin Energy Corporation.

     WEPCO is a wholly-owned subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"). Wisconsin Energy is a public utility holding company exempt from registration under Section 3(a)(1) of the Public Utility Holding Company Act ("PUHCA") of 1935, 15 U.S.C. (S) 79c(a)(1). Wisconsin Energy does not directly own, operate, or control any facilities used for the generation, transmission or distribution of electric energy in interstate commerce. Wisconsin Energy has five subsidiaries described below which own, or will own, FPA-jurisdictional facilities.

         2.  Wisconsin Electric Power Company.

     WEPCO is an electric and natural gas public utility operating company which owns electric generation, transmission and distribution facilities and natural gas distribution facilities located in the States of Wisconsin and Michigan. WEPCO provides retail electric service to approximately one million customers and retail natural gas service to approximately 380,000 customers located throughout portions of southeastern, central and northern Wisconsin and the Upper Peninsula of Michigan. WEPCO's retail operations are subject to the jurisdiction of the Public Service Commission of Wisconsin ("PSCW"), and the Michigan Public Service Commission ("MPSC"). WEPCO also transmits and sells electric energy at wholesale subject to the Commission's jurisdiction under Part II of the FPA. WEPCO also sells steam service in the downtown Milwaukee area.

     In addition to its generating assets, WEPCO owns approximately 2,760 miles of transmission facilities with ratings from 69 to 345 kilovolts. These facilities are interconnected with the following entities: Commonwealth Edison Company, Madison Gas and Electric Company, Marquette Board of Public Utilities, Northern States Power Company-Wisconsin, Upper Peninsula Power Company, Alliant Energy Corporation, Wisconsin Public Power System, Inc., and Wisconsin Public Service Corp. WEPCO is a member of the Mid-American Interconnected Network, Inc. and, as noted herein, is a participant in MISO.

          3.  Edison Sault Electric Company.

     Edison Sault Electric Company ("Edison Sault") is a direct, wholly-owned subsidiary of Wisconsin Energy. Edison Sault is an electric public utility operating company that owns electric generation, transmission and distribution facilities located in the State of Michigan. Edison Sault provides retail electric service to approximately 21,000 customers located on Michigan's Eastern Upper Peninsula. Edison Sault's retail operations are subject to the jurisdiction of the MPSC. Edison Sault also transmits and sells electric energy at wholesale subject to the Commission's jurisdiction under Part II of the FPA. In addition to its generating assets, Edison Sault owns approximately 340 miles of transmission facilities with ratings from 69 to 138 kilovolts. These facilities are interconnected with Consumers Energy Company and Cloverland Cooperative. Edison Sault is a member of the East Central Area Reliability Council and, on December 29, 1999, filed with this Commission its request to become a member of MISO.

          4.  Wisvest Corporation.

     Wisvest Corporation ("Wisvest") is a wholly-owned subsidiary of Wisconsin Energy. Through a wholly-owned subsidiary, Wisvest-Connecticut, L.L.C. ("Wisvest-Connecticut"), Wisvest owns an indirect 100 percent interest in certain generating facilities formerly owned by United Illuminating Company.
See United Illuminating Company, et al., 86 FERC (P) 62,162 (1999). The Commission authorized Wisvest- Connecticut to engage in sales of electric energy at wholesale and sales of ancillary services at market-based rates within the energy market administered by ISO-New England, Inc. See Wisvest-Connecticut, L.L.C., 86 FERC (P) 61,133 (1999). Wisvest-Connecticut is an "exempt wholesale generator" as defined in Section 32 of PUHCA.

          5.  Minergy Corp.

     Minergy Corp. ("Minergy") is a wholly-owned subsidiary of Wisconsin Electric engaged in the business of marketing technologies designed to convert high-volume industrial and municipal wastes into value-added products. Minergy owns patent rights to technology that manufactures a lightweight aggregate product from combustion ash, municipal waste-water sludge, and paper mill sludge. The technology recently has been commercialized and Minergy is actively developing other technologies to convert high volume industrial wastes into value-added products.

          6.  Griffin Power Marketing, L.L.C.

     Griffin Power Marketing, L.L.C. ("Griffin Power") is an indirect wholly-owned subsidiary of Wisconsin Energy engaged in the business of the brokering and marketing of electric energy and power, natural gas, and other energy service at wholesale and retail throughout North America. The Commission authorized Griffin Power to transact wholesale sales of electric energy and power at market-based rates in Docket
No. ER97-4168-000. See Griffin Power Marketing, L.L.C., 81 FERC (P) 61,133
(1997).

III.  OVERVIEW OF THE PROPOSED DIVESTITURE TRANSACTION.

      A.  Reliability 2000 Legislation.

      On October 27, 1999, the Wisconsin legislature enacted legislation restructuring the state's electric utility industry which, among other things, contemplates the formation of a single-purpose transmission company for purposes of owning and operating transmission grid assets located, at a minimum, within the State of Wisconsin./4/ As enacted, the Reliability 2000 Legislation provides specific incentives for public utility affiliates of holding company systems in Wisconsin, including WEPCO, to voluntarily transfer ownership of their transmission assets to a transco./5/ For example, as an incentive for public utility operating companies to transfer their jurisdictional transmission assets to a transco, the Reliability 2000 Legislation provides Wisconsin public utility holding companies partial relief from the strict limits currently placed on the ownership of non-utility affiliates./6/

     As a functional matter, the Reliability 2000 Legislation obligates Transco to plan, construct, operate, maintain, and expand its transmission facilities to provide adequate, reliable transmission services and charge a single fee for use of its systems located within Wisconsin under an open access transmission tariff to be filed with the Commission (the "Transco Tariff")./7/

--------------

/4/   1999 Wisconsin Act 9, Sections 2335tr to 2335uh (Assembly Amendment to
Assembly Subcommittee Amendment 1 to 1999 Assembly Bill 133).

/5/   Wisconsin Stats. (S) 196.485(5).

/6/   Id.

/7/   The Transco Tariff will be filed with the Commission, to be effective
November 1, 2000. It is expected that the Transco Tariff will be a "license plate" transmission tariff.

Pursuant to the Reliability 2000 Legislation statutory directive, Transco should promote and support robust competition in energy markets, with no favoritism towards any participant, while meeting the needs of end-users who are dependent upon it. Consistent with the relevant provisions of the Reliability 2000 Legislation, in order to take advantage of certain relaxed restrictions on non-utility investment, WEPCO must make an unconditional, irrevocable and binding commitment to the PSCW to transfer operational control of the jurisdiction facilities that it owns to a transco by no later than September 30, 2000./8/

     B.  Proposed Corporate Structure of Transco.

     Transco does not currently own, operate, or control any facilities used for the generation, transmission or distribution of electric energy. However, upon consummation of the Divestiture Transaction, Transco will be a "public utility," as that term is defined under Section 201(e) of the FPA, 16 U.S.C. (S) 824(e), and will be subject to the jurisdiction of this Commission under Part II of the FPA.

     Although the corporate structure pursuant to which Transco will be formed is not yet finalized, WEPCO anticipates that Transco will be a corporation or limited liability company ("LLC") with a Board of Directors ranging from 5 to 14 members (or managers, if the LLC structure is adopted). At least 4 directors/managers will be elected by majority vote of the shareholders and may not be persons employed by or engaging in natural gas or electric businesses; one manager/director will be appointed by each contributor of transmission facilities; and the other directors will be appointed based on minimum ownership criteria.

-------------

/8/   Id.

     Additionally, with respect to operations and service within the State of Wisconsin, Transco will have the exclusive right to construct and own transmission facilities in geographic areas served by Wisconsin public utilities that have contributed their transmission facilities to Transco./9/ The Reliability 2000 Legislation defines the transmission facilities to be transferred to a transco as any "facility that is not a radial facility and is designed to operate above 130 kV."/10/ A facility from 50 kv through 130 kV which is not a radial facility also is presumed to be a transmission facility, unless it is demonstrated to the PSCW that the facility is not a transmission facility (based on this Commission's standard Seven Factor Test)./11/

     The Reliability 2000 Legislation prohibits Transco from directly serving retail customers and further prohibits Transco from bypassing distribution systems./12/ Radial facilities or those facilities designed to operate at 50 kV or less are presumed not to be transmission facilities, unless the contrary is demonstrated to the PSCW.

     C.  Operation of the WEPCO Transmission System by Transco.

     As noted above, Transco is under a statutory mandate to transfer control of its jurisdictional facilities located within the State of Wisconsin to MISO, upon commencement of

-----------------------------

/9/    Id. (S) 196.485(lm).

/10/   Id. (S) 196.485(5).

/11/   In Order No. 888, the Commission established a "functional-technical"
test that evaluates facilities on the basis of seven indicators of local distribution. These factors include: (1) close proximity to retail customers;
(2) primarily radial in character; (3) power flows primarily into local distribution systems; (4) power entering local distribution systems is not reconsigned or transported on to some other market; (5) power entering a local distribution system is consumed in a comparatively restricted geographic area;
(6) meter location near transmission/local distribution interface to measure flows into the local distribution system; (7) reduced system voltage. See Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities and Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Reg. Preambles, Order No. 888, FERC Stats. & Regs.(Regulations Preambles) (P) 31,036 at 31,771 (1996), order on reh'g, Order No. 888-A, III FERC Stats & Regs. (P) 31,048 (1997), reh'g denied, Order No. 888-B, 81 FERC (P) 61,248 (1997), order on reh'g, Order No. 888-C, 82
FERC (P) 61,046 (1998).

operations by MISO in 2001. In the interim, however, Transco will: (1) own and assert operational control over the transmission system contributed to it by participating utilities; (2) operate an Open Access Same-Time Information System ("OASIS") in conformance with Order No. 889;/13/ and (3) administer the Transco Tariff. Transco will be responsible for the maintenance of the transmission facilities under its ownership and control,/14/ as well as engaging in transmission system planning./15/ In addition, Transco will offer ancillary services under the Transco Tariff. Since Transco will own no generating facilities, it is expected that Transco will enter into agreements to purchase ancillary services and must-run services from third-party generators located within its control area. Finally, it should be noted that Transco will not engage in the purchase and sale of energy other than to obtain necessary ancillary services required by its customers./16/

     Upon receipt of necessary regulatory approvals, Transco will commence providing open access transmission service under the Transco Tariff to: (1) WEPCO; (2) WEPCO's existing open access transmission customers; and (3) to any other eligible customer requesting transmission service from Transco. Where WEPCO is responsible for providing transmission service pursuant to agreements or tariffs predating Order No. 888 ("Grandfathered Transmission Agreements"), Transco will provide transmission service to WEPCO pursuant to the Network

_______________________________________________________________________________

/12/      Wisconsin Stats. (S)(S)196.485(3m).

/13/      Open Access Same-Time Information System (Formerly Real-Time
Information Network) and Standards of Conduct, Order No. 889, FERC Stats. & Regs. (Regulations Preambles) (P) 31,035 (1996), order on reh'g, Order No. 889-A, III FERC Stats. & Regs. (P) 31,049 (1997), reh'g denied, Order No. 889-B, III FERC Stats. & Regs. P31,253 (November 25, 1997).

/14/      WEPCO anticipates that Transco initially will contract with WEPCO to perform maintenance on the WEPCO Transmission System facilities transferred to Transco.

/15/      Wisconsin Stats. (S)(S) 196.485(l)(ge) and 196.485(lm)(3m).

Integration Service and Operating Agreement set forth under the Transco Tariff in order to allow WEPCO to continue to provide comparable transmission service to these customers.

     D. Sale or Transfer of Jurisdictional Transmission Assets by WEPCO to Transco.

     It is currently contemplated that the Divestiture Transaction will be effected in accordance with an asset purchase agreement ("Asset Purchase Agreement") to be negotiated by WEPCO and Transco. Pursuant to the terms of the Asset Purchase Agreement, it is contemplated that: (1) WEPCO will divest its 100 percent equity interest in the WEPCO Transmission System through the sale or transfer of such assets to Transco; (2) Transco will acquire control over, and the entire equity interest in, the WEPCO Transmission System; and (3) Wisconsin Energy will own shares of stock in Transco proportionate to the value of the transmission assets contributed by WEPCO.

     The specific transmission facilities subject to transfer under the Divestiture Transaction will be determined in a proceeding, currently pending before the PSCW, to develop a methodology for classifying facilities owned and operated by WEPCO as "transmission" or "local distribution" pursuant to the Commission's Seven Factor Test ("Seven Factor Proceeding"). (See Attachment
1)./17/ Once the Seven Factor Proceeding is completed, WEPCO will file in this docket a specific list of the transmission facilities to be transferred to Transco. Consistent with Order No. 888, WEPCO anticipates that this Commission will show substantial

_______________________________________________________________________________

/16/   Id.

/17/   See Investigation into the Classification of Transmission Facilities
Pursuant to Wis. Stat. (S) 196.485(1)(h), Docket No. 05-EI-119 (Oct. 19, 1999).

deference to the transmission/distribution split decided upon by the PSCW in the Seven Factor Proceeding.

     Currently, it is anticipated that Transco will acquire from WEPCO certain transmission facilities that operate at voltages of, generally, 345 kV, 230 kV and 138 kV, as well as 69 kV facilities. These facilities will include:

     .     Transmission lines (including towers, poles, and conductors) and transmission substations;

     .     Transformers providing transformation within the bulk transmission system and between the bulk and area transmission systems;

     .     Lines providing connections to generation sources and step-up (plant)
        substations;

     .     Radial taps from the transmission system up to, but not including, the facilities that establish the final connection to distribution facilities or retail customers ;

     .     Substations that provide primarily a transmission function; and

     .     Voltage control devices and power flow control devices directly connected to the transmission system.

     It is anticipated that the WEPCO facilities subject to the Divestiture Transaction shall not include those facilities determined by the PSCW in the Seven Factor Proceeding to be "local distribution" facilities used to provide retail electric service. As such, it is currently anticipated that local distribution facilities will include all facilities with voltages below 50 kV, including the final circuit connection to substations providing transformation or connection to any retail customer, regardless of voltage level.

     WEPCO currently provides transmission service to certain wholesale customers at delivery points less than 50 kV. In order to ensure the continuity of service to such wholesale customers who elect to take service under the Transco Tariff, WEPCO and Transco may enter into an agency agreement. Such an agreement likely would provide Transco with the use of certain WEPCO local distribution facilities necessary to continue transmission service to WEPCO wholesale customers served at delivery points whose voltages are less than 50 kV. Transmission service to wholesale customers over these local distribution facilities would be made available under the Transco Tariff, and associated local distribution costs are expected to be recovered in rates on a direct assignment basis. This procedure may be necessary to ensure that existing wholesale customers served under Grandfathered Transmission Arrangements at voltages below 50 kV will have access to comparable transmission service.

     E.  Financial Aspects of the Transaction.

     The WEPCO Transmission System will be conveyed by WEPCO to Transco at net book value (original cost less accumulated book depreciation)./18/ When the exact facilities to be transferred are determined, WEPCO will provide the dollar value of the facilities to be transferred, as well as final accounting entries.

IV.  COMMISSION'S PART 33 FILING REQUIREMENTS.

     A.  Applicant's Name and Principal Place of Business.

     WEPCO is a Wisconsin corporation with its principal place of business at 231 West Michigan Street, PO Box 2046, Milwaukee, Wisconsin 53201.

     B. Names and Addresses of the Persons Authorized to Receive Notices and Communications with Respect to the Application.

     WEPCO respectfully requests that notices, correspondence, and other communications concerning this Application be directed to the following persons:

______________________

/18/   Wisconsin Stats. (S) 196.485(5).

                    Clifford S. Sikora
                    R. Michael Sweeney, Jr.
                    Troutman Sanders LLP
                    1300 I Street, N.W., Suite 500 East
                    Washington, D.C. 20005-3314
                    (202) 274-2950 (telephone)
                    (202) 274-2994 (facsimile)
                    michael.sweeney@troutmansanders.com (e-mail)

                    Larry Salustro
                    Vice President-Legal, Regulatory and
                    Government Affairs
                    Wisconsin Electric Power Company
                    231 West Michigan Avenue
                    Milwaukee, WI 53203
                    (414) 221-2345 (telephone)
                    larry.salustro@wepco.com

     C.  Designation of Territories Served, by Counties and States.

     WEPCO is an investor-owned public utility operating company engaged in the business of furnishing retail electric service to approximately one million customers and natural gas distribution service to approximately 380,000 customers located throughout the southeastern, central and northern portions of the State of Wisconsin, as well as substantial portions of the Upper Peninsula of Michigan. WEPCO's service territory includes approximately 2,760 miles of interconnected transmission lines operated at voltages from 69 to 345 kilovolts.

     Described below are the municipal electric franchises currently held by
WEPCO: Angelica; Appleton; Ashford; Ashippun; Auburn; Aurora; Aztalan; Barton; Bayside; Belgium; Belle Plain; Black Creek; Bondeul; Brighton; Brillion; Bristol; Brookfield; Brown Deer; Buchanan; Burlington; Butler; Byron; Caledonia; Calumet; Campbellsport; Cedar Grove; Cedarburg; Center; Chase; Cicero; Clayton; Cleveland; Combined Locks; Concord; Cottage Grove; Cudahy; Dale; Dayton; Deerfield; Delafield; Delevan; Dousman; Dover; Eagle; East Troy; Eden; Elkhart Lake; Ellington; Elm Grove; Emmet; Empire; Erin; Farmington; Florence;

Forest; Fort Atkinson; Fox Point; Franklin; Fredonia; Freedom; Genesee; Geneva; Germantown; Gillett; Glendale; Greendale; Grafton; Grand Chute; Greenbush; Greendale; Greenfield; Greenville; Hales Corners; Harrison; Hartford; Hartland; Herman; Hilbert; Holland; Hortonville; Hubbard; Hustisford; Ixonia; Jackson; Jefferson; Johnson Creek; Kenosha; Kewaskum; Kimberly; Koshkonong; La Grange; Lafayette; Lake Mills; La Larrabee; Lebanon; Leroy; Lima; Lind; Lisbon; Little Wolf; Lomire; Lowell; Lydon; Lyons; Maple Grove; Marshall; Marshfield; Medina; Meeme; Menasha; Menomonee Falls; Mequon; Milwaukee; Mt. Pleasant; Kukwa; Mukwonago; Muskego; Neenah; New Berlin; New Holstein; New London; Niagara; Norway; Oak Creek; Oak Grove; Oakland; Oconomowoc; Oneida; Oosburg; Osceola; Ottawa; Paddock Lake; Palmyra; Paris; Pewaukee; Phelps; Pittsfield; Pleasant Prairie; Plymouth; Polk; Port Washington; Pulaski; Racine; Randall; Random Lake; Raymond; Rhine; Richfield; Richmond; River Hills; Rochester; Royalton; Rubicon; Schleswig; Sherman; Shorewood; Silver Lake; Slinger; Somers; South Milwaukee; Spring Prairie; St. Francis; Stockbridge; Sturtevant; Sugar Creek; Sullivan; Summit; Sun Prairie; Sussex; Taycheedah; Theresa; Union Grove; Vandenbrock; Veron; Vinland; Wales; Washington; Waukesha; Waupaca; Wauwatosa; Wayne; Wescott; West Milwaukee; Weyauwaga; Wheatland; Whitefish Bay; Whitewater; Wind Point; Wolf River; Woodville; and Yorkville.

     D.  Description of Jurisdictional Facilities.

     WEPCO owns books and records and has on file with the Commission numerous agreements, rate schedules, and tariffs pursuant to which it provides transmission service and engages in sales of electric energy at wholesale. As described in Section III.C above, the physical jurisdictional facilities which are the subject of this Application are being determined by the PSCW in the Seven-Factor Proceeding. Consistent with Order No. 888, WEPCO anticipates that this Commission will show substantial deference to the transmission/distribution split decided upon by the PSCW in the Seven Factor Proceeding. Order No. 888, FERC Stats. & Regs. (Regulations Preambles) at 31,770-771. Upon the issuance of an order by the PSCW stating which facilities owned by WEPCO are properly classified as "transmission" or "local distribution" pursuant to the Seven Factor Test, WEPCO will file an amendment in this docket supplementing the record with such information.

     E.  Description of Transaction and Statement as to Consideration.

     As described above in Section III.C, supra, pursuant to the Divestiture Transaction, WEPCO will dispose of the WEPCO Transmission System through the sale or transfer of these assets to Transco, who will acquire control of, and the entire equity interest in, the WEPCO Transmission System. However, as described above, the specific steps and form of the Divestiture Transaction have yet to be determined. Again, WEPCO will supplement the record in this docket with such information as soon as it becomes available.

     F. Description of the Facilities to be Disposed of, Consolidated or Merged.

     See Section III.C, supra.

     G.  Statement of the Cost of the Facilities Involved in the Transaction.

     The cost of the facilities subject to the Divestiture Transaction, as described elsewhere in this Application, are yet to be determined because the specific facilities to be transferred have yet to be determined. Cost data of such facilities will be submitted by WEPCO as soon as it is available. WEPCO hereby stipulates that the cost of these facilities is in excess of $50,000.

     H. Statement as to the Effect of the Sale or Transfer Upon any Contract for the Purchase, Sale or Interchange of Electric Energy.

     The effect of the Divestiture Transaction on transmission customers is described elsewhere in this Application. As discussed above, WEPCO transmission customers served under existing Grandfathered Transmission Agreements will have the right to continue receiving transmission service under these arrangements from WEPCO. WEPCO will take network integration service from Transco under the proposed Transco Tariff.

     I.  Statement as to the Other Required Regulatory Approvals.

     The following are the other regulatory approvals required in conjunction with the transfer of jurisdictional assets described in this Application.

     First, the sale or transfer of physical transmission facilities to Transco requires that WEPCO file an unconditional, irrevocable and binding commitment to contribute all of its transmission facilities to Transco no later than September 30, 2000 with PSCW pursuant to Wisconsin Stats. (S) 196.485(5)(a)(2).

     Second, WEPCO will require an order from the Commission under Section 205 of the FPA accepting for filing an Interconnection Agreement to be negotiated between WEPCO and Transco.

     Third, WEPCO anticipates that it may be necessary to file with the Securities and Exchange Commission for approval under the Public Utility Holding Company Act of 1935, for the creation of a new public-utility company affiliate of WEPCO, i.e., Transco.

     J. Facts Showing that the Proposed Transactions will be Consistent with the Public Interest.

     See Section V, infra.

     K.  Brief Statement of Franchises Held.

     See Section IV.C., supra.

     L.  Form of Notice.

     A form of notice suitable for publication in the Federal Register is attached to the transmittal letter accompanying this Application. In addition, an electronic version of this notice on a 3.5 inch computer diskette in WordPerfect format is enclosed with this filing.

V.   THE DIVESTITURE TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST.

     The Divestiture Transaction is consistent with the public interest and therefore should be approved under Section 203 of the FPA. The Commission must approve the proposed transfer of jurisdictional transmission facilities subject to the Divestiture Transaction if it finds that this transaction "will be consistent with the public interest."/19/ As general matter, when reviewing divestiture transactions under Section 203 of the FPA, the Commission has undertaken a public interest evaluation pursuant to the three-pronged test set forth in the Merger Policy Statement./20/ FERC Stats. & Regs. (Regulations Preambles) at 30,116-125. Under this test, the Commission examines the proposed transaction's effect on competition, on rates, and on regulation. Id.

     The proposed transaction satisfies the public interest requirements set forth in the Commission's Merger Policy Statement as it: (i) will have a beneficial effect on competition in

_______________________

     /19/   Section 203(a) of the FPA, 16 U.S.C. (S) 824b, states:

     No public utility shall sell, lease, or otherwise dispose of...its facilities subject to the jurisdiction of the Commission...or by any means whatsoever, directly or indirectly merge or consolidate such facilities or any part hereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing to do so...After notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest it shall approve the same.

the electric generation industry and no adverse impact whatsoever on the regulated transmission industry; (ii) will have a beneficial or neutral impact on rates; and (iii) will have no negative impact on regulation at either the state or federal level.



     A. The Divestiture Transaction is Consistent With the RTO Final Rule, and Advances Commission Policy Supporting Functional Unbundling Articulated in Order Nos. 888 and 889.

          1.   Order No. 2000.
               --------------

     WEPCO clarifies that, currently, it is not intended that Transco itself
                                            ---                       ------
will necessarily meet all of the requirements of Order No. 2000, nor will Transco seek to be constituted as an RTO. Nonetheless, WEPCO intends that, as public utilities subject to Order No. 2000, both WEPCO and Transco will meet the requirements of Order No. 2000 through membership in the MISO, and that the MISO, instead, will meet all Order No. 2000 requirements. Because the Reliability 2000 Legislation requires Transco to transfer all facilities to MISO, the Commission should assure itself that Transco will not seek to meet the requirements of Order No. 2000 by intending to constitute itself as a RTO.
                                                          ------
Accordingly, WEPCO does not believe it is necessary that the Commission condition approval of this Section 203 application on Transco itself meeting
                                                               ------
the requirements of Order No. 2000. Instead, WEPCO believes that creation of the Transco is consistent with Order No. 2000 because it will facilitate greater separation of generation and transmission ownership, and will meet all of the RTO criteria set out in Order No. 2000 through the MISO.

________________________________________________________________________________

/20/   Cambridge Electric Light Company, et al., 85 FERC (P) 61,217 (1998); New
England Power Company, et al., 82 FERC (P) 61,179 (1998), on reh'g, 83 FERC (P) 61,275 (1998); Boston Edison Company, 82 FERC (P) 61,311 (1998); Long Island Lighting Company, 82 FERC (P) 61,129 (1998).

     2.  Order No. 888.
         -------------

     In Order No. 888, the Commission determined that functional unbundling of wholesale generation and transmission services is necessary to implement non-discriminatory open access transmission service. In doing so, the Commission stopped short of mandating corporate unbundling, which could include the establishment of a separate corporate affiliate to manage a utility's transmission assets. The Commission concluded that "functional unbundling of wholesale services is necessary to implement non-discriminatory open access transmission and . . .corporate unbundling should not now be required." FERC Stats. & Regs. (Regulations Preambles) at 31,654.

     Transco's acquisition and operation of the WEPCO Transmission System will exceed the functional unbundling requirements of Order No. 888 and bring with it greater corporate and organizational separation of transmission from generation. Transco will be responsible for providing all open access transmission and ancillary services under the Transco Tariff, and existing open access service agreements entered into under WEPCO's open access transmission tariff, designated by the Commission as Wisconsin Energy Corporation Operating Companies FERC Electric Tariff, Original Volume No. 1 ("WEPCO OATT"), will be assigned to Transco. WEPCO will remain responsible for obtaining transmission service associated with Grandfathered Transmission Agreements. Upon consummation of the Divestiture Transaction, WEPCO will become a network transmission customer of Transco and will be required to secure transmission service from Transco in the same manner as unaffiliated network transmission customers.

     Upon consummation of the Divestiture Transaction, the current functional separation of WEPCO's wholesale merchant function employees from its transmission system operations personnel will be implemented well beyond the requirements of Order Nos. 888 and
889. Specifically, WEPCO's transmission system operations personnel will become employees of a separate company, Transco, which has its own board of directors./21/

     Transco will not be engaged in the electric power generation business, and it will contract with WEPCO and others on the open market to provide ancillary services on a least-cost basis. Transco will not own local distribution facilities, and it will arrange for use of local distribution only to the extent required to provide transmission services to wholesale customers served at voltages below 50 kV under the Transco Tariff. Transco will focus solely on efficiently and effectively operating and maintaining, and where necessary expanding, its transmission system, and will be well suited to respond quickly to customer needs.

     In sum, by transferring all of its transmission facilities to a separate corporation and by agreeing to take transmission and ancillary services under that corporation's open access tariff for the delivery of all power sold by WEPCO to wholesale and retail customers, the proposed Divestiture Transaction goes well beyond the Commission's comparability and functional unbundling requirements set forth in Order Nos. 888 and 889.

     B. The Transaction Meets the Requirements of the Commission's Merger Policy Statement.

     As noted above, the Merger Policy Statement, sets forth the regulatory framework for evaluating proposed transactions filed for approval under Section 203 of the FPA. See FERC Stats. & Regs. (Regulations Preambles) at 30,116-125. Specifically, the Commission examines three factors in analyzing whether a proposed transaction is consistent with the pubic interest: (1) the effect on competition; (2) the effects on rates; (3) and the effect on regulation. Consideration

__________________

/21/ Wisconsin Stats. (S) 196.485(3m).

of these factors, as applied to the facts set forth in the instant Application, demonstrate that the Divestiture Transaction is consistent with the public interest and, therefore, the Divestiture Transaction should be approved by the Commission.

          1.  Competition Will be Unaffected or Enhanced.
              ------------------------------------------

     In the recent Merger Filing NOPR, the Commission noted that its "competitive concerns in any type of merger involving jurisdictional electric utilities is whether the merger will result in higher prices or reduced output in electricity markets." Merger Filing NOPR, IV FERC Stats. & Regs. (P) 32,528 at 33,365. To evaluate this concern, the Merger Policy Statement sets forth specific questions which parties are required to address in order to determine if a proposed transaction is "consistent with the public interest." The fundamental inquiry is:

     Does the merger substantially reduce the alternatives available to buyers of a product or service, relative to those existing prior to the merger and will reduction in the alternatives reduce substantially the degree of competition in the market?

     The Commission requires that merging parties submit a competitive screen analysis in answering this question. Because the proposed Divestiture Transaction does not involve the merger of public utilities, and will not have any adverse effect on competition in the markets for generation and transmission services, WEPCO has not submitted a competitive screen analysis as described in Appendix A of the Merger Policy Statement. Specifically, there is no need for a competitive screen analysis because there will be no new generation market "overlaps" or consolidations resulting from the Divestiture Transaction. In fact, just the opposite will occur - because WEPCO is going beyond the requirements of Order No. 888 by engaging in a corporate unbundling transaction, and intends that the Transco will transfer operation and control of transmission to the MISO (consistent with requirements of Order No. 2000), WEPCO contends that generation markets will become less concentrated as a result of the Divestiture Transaction because the resulting increase in non-discriminatory transmission access and availability will increase the geographic scope of relevant generation markets.

     Furthermore, as described elsewhere herein, the Divestiture Transaction does not itself involve any disposition of generating assets and, therefore, the transaction can have no negative competitive impact on the generation market as a result of a change in generation ownership. Transco does not currently own or operate any facilities used for the generation, distribution, or transmission of electric energy. Upon consummation of the Divestiture Transaction, Transco will neither own nor control any generation assets. The proposed corporate unbundling transaction does not involve any different concentration of utility or other generation capacity ownership.

     WEPCO respectfully submits that consummation of the Divestiture Transaction will not confer to Transco greater market power than WEPCO already possesses in the relevant geographic market. As a result, the Divestiture Transaction will have a neutral or beneficial effect on competition and, therefore, should be approved by the Commission.

          2.   The Divestiture Transaction Will Have No Adverse Effect on Rates.
               ----------------------------------------------------------------

     Under the Merger Policy Statement, the Commission must determine that FPA
Section 203 applicants' wholesale rates and transmission customers will be protected from adverse rate impacts attributable to a proposed transaction. See FERC Stats. &Regs. (Regulations Preambles) at 30,123. In this case, no such adverse effects will result from the Divestiture Transaction.

     The Reliability 2000 Legislation allows Transco the option of being included in a single system zone, subject to certain provisions./22/ Specifically, in the event the transmission rates of

_________________________

/22/ Wisconsin Stats. (S) 196.485(3m).

any "transmission utility," as that term is defined under Wisconsin law, are 10% or more below the average transmission rates in the transmission area,/23/ Transco shall prepare a phase-in plan for "a combined single zone rate for the purpose of pricing network use by users of the transmission system operated" by MISO./24/ The Reliability 2000 Legislation specifically requires Transco to file this plan with the Commission./25/ Accordingly, WEPCO contends that the creation of Transco will have a positive impact on transmission customers, particularly as a result of these protective provisions of the Reliability 2000 Legislation.

     The rates charged for generation-based ancillary services by WEPCO under its OATT will remain unchanged. Since Transco's rates for generation based ancillary services will simply reflect a pass-through of such costs, and since it will be free to purchase ancillary services from other suppliers where technically feasible and where such services are cheaper, rates for these ancillary services will remain the same or decline. Transmission customers will benefit from Transco's transmission-only business focus from both a tariff administration and system-planning standpoint.

     Some of WEPCO's transmission-dependent customers take service under Grandfathered Transmission Agreements executed prior to issuance of Order No.
888. These customers will have the right to remain under their existing arrangements, or at their option they may contract with Transco for transmission services. Customers who choose to obtain transmission services under their Grandfathered Transmission Agreements are free to do so, and will be included as

__________________

/23/   The Reliability 2000 Legislation defines "transmission area" as that part of Wisconsin "that, on January 1, 1997, was served by the Mid-America Interconnected Network, Inc., reliability council..." Wisconsin Stats. (S) 196.485(1)(g).

/24/   Wisconsin Stats. (S) 196.485(3m).

part of the Network Load of WEPCO. These customers will continue to pay the same rates, and have the same rights and obligations as provided in their Grandfathered Transmission Agreements.

     The effect on rates to transmission-dependent customers who contract with the Transco for network integration transmission service under the Transco Tariff is almost entirely dependent on the individual circumstances of the customer. Because existing arrangements provide a variety of rates for service at voltages below 50 kV, the rate impact will vary from customer to customer. However, due to the direct assignment of distribution costs, rates under the Transco Tariff will more closely match the cost of providing service to particular customers.

          3.  There Will be No Adverse Effect On Regulation.
              ---------------------------------------------

     Under the Merger Policy Statement, the Commission requires parties to evaluate the effect on regulation of a merger or other proposed transaction, both at the federal and state level. The Commission has indicated that it may set a Section 203 application for hearing if: (1) the merged entity would be part of a registered holding company and the applicants do not commit to abide by the Commission's policies on the pricing of non-power goods and services between affiliates, or; (2) the affected state commissions do not have authority to act on the transactions. See FERC Stats. & Regs. (Regulations Preambles) (P) at 30,124-125. Neither of these concerns are raised by this Application, and the Divestiture Transaction will not adversely affect federal and state regulation.

     For the following reasons, the Divestiture Transaction will not have any adverse impact on federal regulation. First, WEPCO, the seller of the assets, will continue to be fully subject to

________________________________________________________________________________

/25/   Id.

Commission regulation with respect to all wholesale sales and transmission services provided to its existing customers. Second, the sale of the WEPCO Transmission System to Transco will not result in the formation of registered holding company, but will result in a public utility fully subject to the jurisdiction of the Commission. Accordingly, there should be no concern over the Commission's ability to regulate effectively after the Divestiture Transaction is consummated.

     Furthermore, with regard to "affected state commissions," the Merger Policy Statement reflects the Commission's concerns that state regulators should not be divested of the authority to act on mergers of traditional vertically integrated utilities with captive retail (as well as wholesale) customers. The Divestiture Transaction does not involve a merger of vertically integrated utilities. Pursuant to the Reliability 2000 Legislation, the Divestiture Transaction must be reviewed by the PSCW. Additionally, upon consummation of the Divestiture Transaction, WEPCO will continue to be fully subject to the jurisdiction of PSCW with respect to retail rates charged by WEPCO, either as provider of electricity or as a provider of electric delivery services for unbundled retail electricity sales.

VI.  REQUEST FOR APPROVAL.

     WEPCO respectfully requests that the Commission approve the Divestiture Transaction under Section 203 of the FPA by no later than September 30, 2000. WEPCO has today filed with the PSCW an unconditional, irrevocable and binding commitment to transfer its jurisdictional facilities to Transco by no later than September 30, 2000. Accordingly, WEPCO seeks to secure all required regulatory approvals necessary to consummate the Divestiture Transaction in advance of September 30, 2000, and the proposed commencement of operations by Transco, scheduled for November 1, 2000. In sum, the Divestiture Transaction is consistent with the public interest and further facilitates the increasing efforts to restructure and bring robust competition to the Nation's electric utility industry. WEPCO, therefore, respectfully requests that the Commission act expeditiously and grant approval of the proposed Divestiture Transaction as described in this Application.

VII.   18 C.F.R. (S) REQUIRED EXHIBITS.

       As described elsewhere herein, many of the details of the Divestiture Transaction, including Transco's corporate form, the transaction steps creating Transco, and the list of facilities to be transferred by WEPCO to Transco, are not now available. Accordingly, WEPCO requests waiver of the Part 33 filing requirements until such time as the necessary information becomes available. WEPCO commits to file such information as soon as it becomes available.

VIII. LIST OF EXHIBITS REQUIRED BY PART 33 OF THE COMMISSION'S REGULATIONS, 18 C.F.R. (S) 33.3.

       Exhibit A.  Copies of All Resolutions of Directors.

                   As explained in Section VII, above, WEPCO requests waiver of this requirement until such time as this information becomes available.

       Exhibit B.  Statement of Intercorporate Relationships.

                   As explained in Section VII, above, WEPCO requests waiver of this requirement until such time as this information becomes available.

       Exhibit C.  Statements A and B, FERC Form No, 1.

                   As explained in Section VII, above, WEPCO requests waiver of this requirement until such time as this information becomes available.

       Exhibit F.  Analysis of Retained Earnings.

                   As explained in Section VII, above, WEPCO requests waiver of this requirement until such time as this information becomes available.

       Exhibit G.  Copies of All Applications Filed with any Other Federal and
                   State Regulatory Body in Connection with the Proposed Transaction and Certified Copies of Each Order Relating Thereto.

                   As explained in Section VII, above, WEPCO requests waiver of this requirement until such time as this information becomes available.

       Exhibit H.  Copies of All Contracts with Respect to the Transaction.

                   As explained in Section VII, above, WEPCO requests waiver of this requirement until such time as this information becomes available.

       Exhibit I. Maps of Property Being Conveyed, Interconnections, and Principal Cities Served.

                   As explained in Section VII, above, WEPCO requests waiver of this requirement until such time as this information becomes available.

IX.  CONCLUSION.

     WEPCO respectfully requests that the Commission expeditiously authorize the transfer to Transco of the facilities proposed herein under the terms and conditions set forth in this application.


                                      Respectfully submitted,


______________________________            _______________________________
Larry Salustro                            Clifford S. Sikora
Vice President-Legal, Regulatory and      R. Michael Sweeney, Jr.
Government Affairs                        Troutman Sanders LLP
Wisconsin Electric Power Company          1300 I Street, N.W.
231 West Michigan Avenue                  Suite 500 East
Milwaukee, WI 53203                       Washington, D.C. 20005-3314
(414) 221-2345                            (202) 274-2950 (telephone)
                                          (202) 274-2994 (facsimile)


                                          Attorneys for
                                          Wisconsin Electric Power Company

Dated:  December 30, 1999